UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 16, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)
Registrant's telephone number, including area code: (914) 272-8080
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 16, 2010, ROIC CA Notes, LLC (“CA Notes”), a subsidiary of Retail Opportunity Investments Corp.  (the "Company"), acquired, from U.S. Bank National Association ("U.S. Bank"), four loans (collectively, the "Loans") as follows: (i) a first mortgage loan with an outstanding principal balance of approximately $31.7 million and a floating interest rate of LIBOR +350 basis points; (ii) a first mortgage loan with an outstanding principal balance of approximately $16.6  million and a floating interest rate of LIBOR +450 basis points; (iii) a first mortgage loan with an outstanding principal balance of approximately $8.5 million and a floating interest rate of LIBOR +450 basis points and (iv) a line of credit facility loan with an outstanding principal balance of approximately $1.0 million and a floating interest rate of LIBOR +450 basis points. The Loans are currently in default and are cross-defaulted. The borrower under the line of credit facility has failed to make scheduled interest and principal payments under that Loan and the three first mortgage loans have matured.  The Loans provide for a default interest rate of 5.0% over the regular interest rate.

CA Notes acquired the Loans for an aggregate purchase price of $50.0 million, which represents approximately a 14% discount to the aggregate outstanding principal amount owed under the Loans.  The acquisition of the Loans was funded from available cash. U.S. Bank acts as a lender to the Company under the Company's $175.0 million unsecured revolving credit facility. The terms of the acquisition by CA Notes of the Loans, including the purchase price, were determined based upon arms-length negotiations between the parties.

The Loans are cross-collateralized and are secured by: (i) a shopping center located in Palm Desert, CA ("Desert Springs Marketplace"), (ii) a shopping center located in Rancho Cordova, CA ("Mills Shopping Center"), and (iii) a shopping center located in Rancho Cordova, CA ("Nimbus Winery Shopping Center"). The line of credit facility is also secured by a second mortgage on an office building in Kirkland, WA.  CA Notes also paid $2.0 million into a reserve account at U.S. Bank as collateral for an undrawn letter of credit issued by U.S. Bank under the line of credit facility.

Desert Springs Marketplace is a grocery-anchored neighborhood shopping center of approximately 105,157 square feet that is anchored by Ralphs "Fresh Fare" Grocer (Kroger Co.) and Rite Aid Pharmacy.  It is currently 99.1% leased.  Desert Springs Marketplace is located in an area with approximately 100,315 people within a five mile radius, with an average household income of approximately $86,886.

Mills Shopping Center is a grocery-anchored neighborhood shopping center of approximately 252,912 square feet that is anchored by Raley's, Sears and Dollar Tree.  It is currently 77.9% leased.  Mills Shopping Center is located in an area with approximately 223,563 people within a five mile radius, with an average household income of approximately $71,156.

Nimbus Winery Shopping Center is a grocery-anchored neighborhood shopping center of approximately 74,998 square feet.  It is currently 79.4% leased.  Nimbus Winery Shopping Center is located in an area with approximately 155,250 people within a five mile radius, with an average household income of approximately $87,291.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on the current expectations and projections of the Company about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other Securities and Exchange Commission filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: December 22, 2010	By: /s/ John B. Roche
John B. Roche Chief Financial Officer